Exhibit 10.1

TAX PROTECTION AGREEMENT

THIS TAX PROTECTION AGREEMENT (this “Agreement”) is made and entered into, as of April 4, 2023 and effective as of November 23, 2022 (the “Effective Date”) by and among Broad Street Realty, Inc., a Delaware corporation (the “Company”), Broad Street Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), the persons listed on Schedule 1 hereto (each an “Initial Protected Partner” and, together, the “Initial Protected Partners”), and any substitute or additional Protected Partners becoming a party hereto after the date hereof and in accordance with the terms hereof. Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Initial Protected Partners together owned 100% of the membership interests in BSV Lamont Investors LLC, a Delaware limited liability company (the “Property LLC”),

WHEREAS, the Property LLC directly or indirectly holds a fee simple interest in the property known as “Lamar Station Plaza” located at 6601-6781 Colfax Avenue, Lakewood, Colorado (the “Underlying Property”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of May 28, 2019, by and among the Company, the Operating Partnership, BSV Lamont Merger Sub LLC and the Property LLC (the “Merger Agreement”), the Property LLC was merged with and into BSV Lamont Merger Sub LLC on the Effective Date, with the Property LLC being the surviving entity (the “Merger”), and all of the outstanding membership interests in the Property LLC were converted into the right to receive units of limited partnership interest in the Operating Partnership (the “OP Units”); and

WHEREAS, the Parties desire to enter into this Agreement to account for certain U.S. federal and state income tax (“Tax”) consequences in connection with any future direct or indirect disposition of the Underlying Property by the Operating Partnership, and certain indebtedness of the Operating Partnership and its Subsidiaries.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

To the extent not otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

“Accounting Firm” has the meaning set forth in Section 4.2.

“Affiliate” of a person means any other person Controlling, Controlled by, or under common Control with such person.

“Agreement” has the meaning set forth in the recitals.

“Business Day” means any day except a Saturday, a Sunday, or other day on which commercial banks in the City of New York are authorized or obligated by law to close.

“Cash Consideration” has the meaning set forth in Section 2.3(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Control,” including the terms “Controlling,” “Controlled by,” and “under common Control with,” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of the management or policies (whether through ownership of voting securities, by contract or otherwise) of a person.

“Deficit Restoration Obligation” or “DRO” means a written obligation by a Protected Partner, entered into in accordance with the provisions of Article III, pursuant to which such Protected Partner undertakes to restore a limited amount (equal to the DRO Amount of such DRO) of any deficit in its Capital Account balance in the Operating Partnership in accordance with any applicable requirements of Treasury Regulations Section 1.704-1(b)(2)(ii)(c). For the avoidance of doubt, such an obligation shall be treated as a DRO only to the extent that the corresponding DRO Amount is recognized as a limited deficit restoration obligation of the Protected Partner with respect to the Operating Partnership for purposes of Treasury Regulations Section 1.704-1(b)(2)(iv)(d)(2) (disregarding for this purpose any limitation imposed by Treasury Regulations Section 1.752-2(k)).

“DRO Amount” means, with respect to any DRO, the dollar amount of Capital Account deficit specified therein that the relevant Protected Partner undertakes an obligation to restore in accordance with the terms of such DRO.

“Effective Date” has the meaning set forth in the recitals.

“Guaranteed Amount” means, with respect to any Guaranteed Debt and any Partner Guarantor, the aggregate amount of such Guaranteed Debt that is guaranteed by such Partner Guarantor and for which such Partner Guarantor is treated as having “economic risk of loss” for purposes of Treasury Regulations Section 1.752-2 as a result of such guarantee.

“Guaranteed Debt” means any loan existing, incurred or assumed by the Operating Partnership or any Subsidiaries treated for U.S. federal income tax purposes as a partnership or entity disregarded as separate from its owner that is guaranteed in whole or in part by Partner Guarantors at any time on or after the Closing Date pursuant to Article III hereof.

“Initial Units” means the Units initially received in the Merger by the Initial Protected Partners (i) reduced by the number of Units disposed of by the Protected Partners to Excluded Transferees that do not become Protected Partners with respect to such Units and (ii) adjusted appropriately to take into account Unit splits, Unit recapitalizations, a merger or similar restructuring of the Operating Partnership and similar such events.

“Initial Protected Partners” has the meaning set forth in the recitals.

“OP Agreement” means the Agreement of Limited Partnership of the Operating Partnership, dated as of May 21, 2019.

“OP Units” has the meaning set forth in the recitals.

“Operating Partnership” has the meaning set forth in the recitals.

“Merger” has the meaning set forth in the recitals.

“Minimum Liability Amount” means, for each Protected Partner, the amount set forth on Schedule 4 hereto next to such Protected Partner’s name, as amended from time to time.

“Nonrecourse Liability” means a liability described in Section 465(b)(6)(A) and Treasury Regulations Section 1.752-1(a)(2).

“Partner Guarantor” means a Protected Partner who has guaranteed any portion of a Guaranteed Debt.

“Partnership Interest Consideration” has the meaning set forth in Section 2.3(ii).

“Pre-Merger Gain” means, with respect to each Protected Property and as reflected on Schedule 3 hereof, the excess of: (i) the fair market value of such Protected Property as of the Effective Date; over (ii) the adjusted tax basis of the Protected Property immediately after the Merger (taking into account any income or gain recognized as a result of the Merger).

“Proceeding” has the meaning set forth in Section 6.1.

“Property LLC” has the meaning set forth in the recitals.

“Protected Gain” shall mean the amount of Pre-Merger Gain, without duplication, that would be allocated to and recognized by a Protected Partner under Section 704(c) of the Code in the event of the sale of the Protected Properties in a fully taxable transaction; provided, however, Protected Gain shall exclude any gain recognized by a Protected Partner under the Code pursuant to the Merger. For purposes of calculating the amount of Pre-Merger Gain allocable to a Protected Partner under Section 704(c) of the Code: (A) such amount of gain shall be reduced by adjustments to the amount of gain subject to Section 704(c) as of the Effective Date pursuant to the Treasury Regulations thereunder; and (B) any “reverse Section 704(c) gain” allocable to such Partner pursuant to Treasury Regulations Section 1.704-3(a)(6) shall not be taken into account unless, as a result of adjustments to the “book value” of any Protected Property pursuant to the OP Agreement, all or a portion of the gain recognized by the Operating Partnership that would have been Section 704(c) gain without regard to such adjustments becomes or is treated as “reverse Section 704(c) gain” or Section 704(b) gain under Section 704 of the Code, in which case such gain shall continue to be treated as Section 704(c) gain.

“Protected Partner” means (i) each of the Initial Protected Partners and (ii) any person who acquires Units from a Protected Partner in a transaction in which gain or loss is not recognized in whole or in part and in which such transferee’s adjusted basis, as determined for

U.S. federal income tax purposes, is determined in whole or in part by reference to the adjusted basis of a Protected Partner in such Units.

“Protected Property” means (i) the Property LLC and the Underlying Property; (ii) a direct or indirect interest owned by the Operating Partnership in any Subsidiary that owns an interest in a Protected Property, if the disposition of such interest would result in the recognition of Protected Gain with respect to a Protected Partner; and (iii) any other property that the Operating Partnership directly or indirectly receives that is in whole or in part a “substituted basis property” as defined in Section 7701(a)(42) of the Code with respect to a Protected Property or interest therein and listed on Schedule 2 hereof. For the avoidance of doubt, if any Protected Property is transferred to another entity in a transaction in which gain or loss is not recognized, and if the acquiring entity’s disposition of such Protected Property would cause a Protected Partner to recognize gain or loss as a result thereof, such Protected Property shall remain subject to this Agreement.

“Start Date” means the Effective Date.

“Subsidiary” means any entity in which the Operating Partnership owns a direct or indirect interest.

“Successor Partnership” has the meaning set forth in Section 2.2(i).

“Tax” has the meaning set forth in the recitals.

“Tax Claim” has the meaning set forth in Section 6.1.

“Tax Protection Period” means the period commencing on the Start Date and ending at 12:01 AM on the day after the seven (7) year anniversary of the Start Date; provided, however, that with respect to a Protected Partner, the Tax Protection Period shall terminate at such time as such Protected Partner (or one or more successor Protected Partners) has disposed of fifty percent (50%) or more of the OP Units received, directly or indirectly, in the Merger by such Protected Partner in one or more taxable transactions.

“Underlying Property” has the meaning set forth in the recitals.

“Units” means the OP Units, and any other interest in an entity taxable as a partnership for U.S. federal income tax purposes into which such OP Units are directly or indirectly converted pursuant to a state law conversion of the Operating Partnership, a merger of the Operating Partnership or a contribution of substantially all the assets and liabilities of the Operating Partnership.

ARTICLE II

RESTRICTIONS ON DISPOSITIONS OF
PROTECTED PROPERTIES
2.1
General Prohibition on Disposition of Protected Properties. The Operating Partnership agrees, for the benefit of each Protected Partner and for the term of the Tax Protection Period, not to directly or indirectly sell, exchange, transfer or otherwise dispose of a

Protected Property or any interest therein (without regard to whether such disposition is voluntary or involuntary) in a transaction that would cause a Protected Partner to recognize any Protected Gain under Section 704(c) of the Code. Without limiting the foregoing, (i) any transaction or event that would cause a Protected Partner to recognize gain for U.S. federal income tax purposes with respect to any Protected Property or any direct or indirect interest therein will be treated as a disposition of a Protected Property, and (ii) a disposition shall include any transfer, voluntary or involuntary, in a foreclosure proceeding, pursuant to a deed in lieu of foreclosure, or in a bankruptcy proceeding.
2.2
Exceptions Where No Gain Recognized. Notwithstanding the restrictions set forth in Section 2.1:
(i)
The Operating Partnership may dispose of any Protected Property (or an interest therein) if and to the extent that such disposition qualifies as a like-kind exchange under Section 1031 of the Code, an involuntary conversion under Section 1033 of the Code, or other transaction (including, but not limited to, a contribution of property to any entity that qualifies for the non-recognition of gain under Section 721 or Section 351 of the Code, or a merger or consolidation of the Operating Partnership with or into another entity that qualifies for taxation as a “partnership” for U.S. federal income tax purposes (a “Successor Partnership”)) that does not result (in the year of such disposition or in a later year within the Tax Protection Period) in the recognition of any Protected Gain to a Protected Partner. In further clarification thereof, in the case of a Section 1031 like-kind exchange, if such exchange is with a “related person” within the meaning of Section 1031(f)(3) of the Code, any direct or indirect disposition by such related person of the Protected Property or any other transaction prior to the expiration of the two (2) year period following such exchange and within the Tax Protection Period that would cause Section 1031(f)(1) of the Code to apply with respect to such Protected Property (including by reason of the application of Section 1031(f)(4) of the Code) and a result of which a Protected Partner recognizes Protected Gain shall be considered a violation of Section 2.1 by the Operating Partnership.
(ii)
The Operating Partnership shall not be obligated to indemnify any Protected Partner pursuant to the terms of this Agreement with respect to, in connection with or arising in any way as a result of (A) the treatment or Tax positions taken by the Initial Protected Partners prior to the date of the Merger, or (B) changes in Tax law, including retroactive Tax law changes, made or enacted after the Effective Date.
2.3
Mergers.
(i)
For the avoidance of doubt, any merger or consolidation involving the Operating Partnership or any Subsidiary, whether or not the Operating Partnership or Subsidiary is the surviving entity in such merger or consolidation, that results in a Protected Partner recognizing part or all of the Protected Gain under Section 704(c) of the Code shall be deemed a disposition of the Protected Property subject to Section 2.1.
(ii)
Notwithstanding Section 2.3(i), Section 2.1 shall not apply to a voluntary, actual disposition by a Protected Partner of Units in connection with a merger or consolidation of the Operating Partnership pursuant to which (1) the Protected Partner is offered either cash or property treated as cash pursuant to Section 731 of the Code (“Cash Consideration”) or partnership interests (“Partnership Interest Consideration”) and the receipt of such partnership interests would not result in the recognition of gain for U.S. federal income tax purposes by the Protected Partner; (2) the Protected Partner has the right to elect to receive solely Partnership Interest Consideration in exchange for his Units, an election to receive solely Partnership Interest Consideration would not adversely affect the Protected Partner (viewed objectively and relative to an election to receive Cash Consideration) and the continuing partnership has agreed in writing to assume the obligations of the Operating Partnership under this Agreement; (3) no Protected Gain is recognized by the Operating Partnership as a result of any member of the Operating Partnership receiving Cash Consideration; and (4) the Protected Partner elects or is deemed to elect to receive Cash Consideration.
ARTICLE III

ALLOCATION OF LIABILITIES; GUARANTEE OPPORTUNITY
AND DEFICIT RESTORATION OBLIGATIONS
3.1
Maintenance of Indebtedness. During the Tax Protection Period, the Operating Partnership shall use its best efforts to maintain, or cause to be maintained, an amount of indebtedness treated as Nonrecourse Liabilities of the Operating Partnership for purposes of Section 752 (including for this purpose Nonrecourse Liabilities attributed to the Operating Partnership under Treasury Regulations Section 1.752-4(a)) such that each Protected Partner is allocated (and the Operating Partnership shall so allocate to each Protected Partner), pursuant to Treasury Regulations Section 1.752-3, Nonrecourse Liabilities of the Operating Partnership in an amount no less than such Protected Partner’s Minimum Liability Amount (as identified on Schedule 4 attached hereto).
3.2
Non-Recourse Liability Allocations. During the Tax Protection Period, to the extent that any Nonrecourse Liabilities of the Operating Partnership are allocable under Treasury Regulations Section 1.752-3(a)(3), and subject to Section 3.1, the Operating Partnership shall allocate the maximum amount (in the aggregate) of its Nonrecourse Liabilities to the Protected Partners under such Treasury Regulation.
3.3
Guarantees; DROs. During the Tax Protection Period and subject to the provisions of this Section 3.3, a Protected Partner may request: (i) to guarantee indebtedness of the Operating Partnership or any Subsidiary that is classified for U.S. federal income tax purposes as a partnership or an entity disregarded as separate from its owner; or (ii) to enter into a DRO, in each case in such amount or amounts as are requested by the Protected Partner. The Operating Partnership shall negotiate in good faith with any Protected Partner that requests to enter into a guarantee or DRO to consummate such guarantee or DRO in a manner that allows the requesting Protected Partner to be allocated Operating Partnership liabilities under Treasury Regulations Sections 1.752-1 and 1.752-2 as a result of such liabilities being treated as recourse to the relevant Protected Partner; provided that such actions would not adversely affect the Operating Partnership or other Members of the Operating Partnership or result in a breach by the Operating Partnership of any of its other obligations under this Article III; provided, further, that the Operating Partnership will not be required to incur any indebtedness that it would not otherwise have incurred. Notwithstanding the foregoing, in the event a Protected Partner has entered into a DRO, the Operating Partnership will maintain or cause to be maintained an amount of indebtedness of the Operating Partnership that would be considered “recourse” indebtedness of the Operating Partnership at least equal to the sum of the DRO Amounts of all Protected Partners plus the amount of deficit restoration obligations of other Members of the Operating Partnership, if any, that would be treated as DRO Amounts if undertaken by a Protected Partner.
3.4
Change in Law. Notwithstanding the foregoing, if, due to a change in law, a Protected Partner reasonably believes that such Protected Partner may no longer continue to be allocated such Protected Partner’s Guaranteed Amount of a Guaranteed Debt, such Protected Partner may request a modification of such Guarantee Agreement and the Operating Partnership will use its commercially reasonable efforts to work with the lender with respect to such Guaranteed Debt to have the Guarantee Agreement amended in a manner that will permit such Protected Partner to be allocated such Protected Partner’s Guaranteed Amount with respect to the Guaranteed Debt, or, in the event the Operating Partnership has sufficient recourse debt outstanding, such Protected Partner, at its option, shall be offered the opportunity to enter into a DRO in an amount equal to such Guaranteed Amount so that, assuming such DRO is effective under applicable law, the amount of Operating Partnership liabilities allocated to such Protected Partner shall not decrease as a result of the change in law. Furthermore, if, due to a change in law, a Protected Partner reasonably believes such Protected Partner may no longer continue to be allocated Operating Partnership liabilities equal to such Protected Partner’s DRO Amount, such Protected Partner may request a modification of the terms of such DRO and the Operating Partnership will use commercially reasonable efforts to modify such DRO in a manner that will permit such Protected Partner to be allocated Operating Partnership liabilities in an amount equal to such Protected Partner’s DRO Amount.
ARTICLE IV

REMEDIES FOR BREACH
4.1
Monetary Damages. In the event the Operating Partnership or a Subsidiary breaches its obligations set forth in Article II or Article III with respect to a Protected Partner, the Protected Partner’s sole right shall be to receive from the Operating Partnership, and the Operating Partnership shall pay to the Protected Partner as damages an amount equal to:
(i)
in the case of a violation of Article II, the aggregate federal, state, and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) incurred with respect to the Protected Gain incurred with respect to the Protected Property that is allocable to such Protected Partner under the OP Agreement; and
(ii)
in the case of a violation of Article III, the aggregate federal, state and local income taxes (including any applicable federal unearned income Medicare contribution under Section 1411 of the Code) incurred by the Protected Partner as a result of the gross income or gain allocated to, or otherwise recognized by, such Protected Partner by reason of such breach;

plus, in either case, an additional amount so that, after the payment by such Protected Partner of all federal, state and local income taxes on amounts received pursuant to this Section 4.1(including any Tax liability incurred as a result of such Protected Partner’s receipt of such indemnity payment), such Protected Partner has received an amount equal to its total federal, state and local income tax liability incurred as a result of such breach.

For purposes of computing the amount of federal, state, and local income taxes required to be paid by a Protected Partner, (i) any deduction for state and local income taxes payable as a result thereof shall be taken into account, and (ii) a Protected Partner’s Tax liability shall be computed using the highest federal, state and local marginal income tax rates that would be applicable to such Protected Partner’s taxable income (taking into account the character of such income or gain) for the year with respect to which the Taxes must be paid, and, except as described in clause (i), without regard to any deductions, losses or credits that may be available to such Protected Partner that would reduce or offset its actual taxable income or actual Tax liability if such deductions, losses or credits could be utilized by the Protected Partner to offset other income, gain or Taxes of the Protected Partner, either in the current year, in earlier years, or in later years.

4.2
Process for Determining Damages. If the Operating Partnership or a Subsidiary has breached or violated any of the covenants set forth in Article II or Article III (or a Protected Partner asserts that the Operating Partnership or a Subsidiary has breached or violated any of the covenants set forth in Article II or Article III), the Operating Partnership and the Protected Partner agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such Protected Partner under Section 4.1. If any such disagreement cannot be resolved by the Operating Partnership and such Protected Partner within (i) 60 days after the receipt of notice from the Operating Partnership of such breach pursuant to Section 4.3, (ii) 60 days after the receipt of a notice from the Protected Partner that the Operating Partnership or a Subsidiary has breached its obligations under this Agreement, which notice shall set forth the amount of income asserted to be recognized by the Protected Partner and the payment required to be made to such Protected Partner under Section 4.1 as a result of the breach, (iii) 10 days following the date that the Operating Partnership notifies the Protected Partner of its intention to settle, compromise and/or concede any Tax Claim or Proceeding pursuant to Section 6.2, or (iv) 10 days following any final determination of any Tax Claim or Proceeding, the Operating Partnership and the Protected Partner shall jointly retain a nationally recognized big four independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth in Article II and Article III has occurred and, if so, the amount of damages to which the Protected Partner is entitled as a result thereof, determined as set forth in Section 4.1). All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in Article II and Article III and the amount of damages payable to the Protected Partner under Section 4.1 shall, subject to any subsequent Tax Claim or Proceeding, and subject to the last sentence of this Section 4.2, be final, conclusive and binding on the Operating Partnership and the Protected Partner. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by the Operating Partnership and the Protected Partner, provided that if the amount determined by the Accounting Firm to be owed by the Operating Partnership to the Protected Partner is more than 5% higher than the amount proposed by the Operating Partnership to be owed to such Protected Partner prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the

Operating Partnership, and if the amount determined by the Accounting Firm to be owed by the Operating Partnership to the Protected Partner is less than 95% of the amount proposed by the Protected Partner to be owed to the Protected Partner prior to the submission of the matter to the Accounting Firm then all fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the Protected Partner. In the case of any Tax Claim or Proceeding that is resolved pursuant to a final determination or that is settled, compromised and/or conceded pursuant to Section 6.2, the amount of Taxes due to the Internal Revenue Service or other taxing authority shall, to the extent that such Taxes relate to matters covered in this Agreement, be presumed to be damages resulting from a breach of this Agreement, and the amount of any such damages shall be increased by any interest and penalties required to be paid by the Protected Partner with respect to such Taxes (other than interest and penalties resulting from a failure of the Protected Partner to timely and properly file any Tax return or to timely pay any Tax, unless such failure resulted solely from the Protected Partner reporting and paying its Taxes in a manner consistent with the Operating Partnership) so that the amount of the damages under Section 4.1 shall not be less than the amount required to be paid to the Internal Revenue Service or other taxing authority that pertains to matters covered in this Agreement.
4.3
Required Notices; Time for Payment. In the event that there has been a breach of Article II or Article III, the Operating Partnership shall provide to each affected Protected Partner notice of the transaction or event giving rise to such breach, along with a calculation of the amount of income to be recognized by any Protected Partner and the amount required to be paid to such Protected Partner under Section 4.1 by reason thereof, not later than 30 days following the date that the Operating Partnership becomes aware that such transaction or event constitutes a breach of this Agreement. All payments required to be made under Section 4.1 to any Protected Partner shall be made to such Protected Partner at least two Business Days before April 15 of the year following the year in which the transaction or event giving rise to such payment took place; provided that if the Protected Partner is required to make estimated Tax payments that are required to be calculated by reference to any income resulting from such transaction or event, the Operating Partnership shall make a payment to the Protected Partner at least two Business Days before the due date for such estimated Tax payment, and such payment from the Operating Partnership shall be in an amount that corresponds to the amount of the estimated Tax required to be paid by such Protected Partner with respect to such income at such time; provided further that any payment required to be made under Section 4.1 to any Protected Partner resulting from a Tax Claim or Proceeding shall be made at least two Business Days before the date that the relevant Taxes are required to be paid as a result of any final determination of such Tax Claim or Proceeding or any settlement, compromise and/or concession of such Tax Claim or Proceeding pursuant to Section 6.2. In the event of a payment made after the date required pursuant to this Section 4.3, interest shall accrue on the aggregate amount required to be paid from such date to the date of actual payment at a rate equal to the “prime rate” of interest, as published in The Wall Street Journal (or if no longer published there, as announced by Citibank) effective as of the date the payment is required to be made plus 10%, but not to exceed the maximum amount permitted by law.
4.4
Offsetting Tax Benefits; Refunds.
(i)
If the Protected Partner is entitled to, or has received, a payment under Section 4.1, the Operating Partnership shall be entitled to reduce such payment by or, if previously paid,

the Protected Partner shall pay to the Operating Partnership an amount equal to, the excess of any Taxes actually saved by the Protected Partner as a result of such payment (for example, due to the allocation by the Operating Partnership of a corresponding deduction for the payment to the Protected Partner).
(ii)
The Protected Partner shall pay to the Operating Partnership any Tax refunds with respect to which the Operating Partnership has paid an amount hereunder.
(iii)
Notwithstanding clauses (i) and (ii), the amount payable by the Protected Partner under this Section 4.4 shall not exceed the sum of the amounts previously paid by the Operating Partnership to the Protected Partner hereunder. In addition, any subsequent disallowance of Tax savings or refunds paid over by the Protected Partner hereunder shall be treated as a Tax for which the Operating Partnership is obligated to indemnify the Protected Partner pursuant hereto.
ARTICLE V

SECTION 704(C) METHOD AND ALLOCATIONS
5.1
Application of “Traditional Method with Curative Allocations.” Notwithstanding any provision of the OP Agreement to the contrary, the Operating Partnership shall use the “traditional method with curative allocations” under Treasury Regulations Section 1.704-3(c) for purposes of making all allocations under Section 704(c) of the Code with respect to the Protected Properties.
ARTICLE VI

TAX PROCEEDINGS
6.1
Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to Taxes against any Protected Partner or the Operating Partnership the calculation of which involves a matter covered in this Agreement or the income tax treatment of the Merger (a “Tax Claim”), or if the Operating Partnership receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding involving the Protected Partners or the Operating Partnership or that otherwise could involve a matter covered in this Agreement and could directly or indirectly affect (adversely or otherwise) the Protected Partners (a “Proceeding”), then (i) in the case of a notification of a Tax Claim or Proceeding received by the Operating Partnership, the Operating Partnership shall promptly notify the Protected Partners of such Tax Claim or Proceeding, but in no event later than 20 Business Days after receipt of such notice, and (ii) in the case of a notification of a Tax Claim or Proceeding received by any Protected Partner, or any notice of any current or future audit, examination, investigation or other proceeding received by a Protected Partner that involves or could involve a matter covered in this Agreement or the income tax treatment of the Merger, the Protected Partner shall promptly notify the Operating Partnership of such Tax Claim, Proceeding, or other notice, but in no event later than 20 Business Days after receipt of such notice.
6.2
Control of Tax Proceedings. The Operating Partnership shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim; provided, however, that the Operating Partnership shall keep the Protected Partners duly informed of the progress thereof to the extent that such Proceeding or Tax Claim could directly or indirectly affect (adversely or otherwise) the Protected Partners; the Protected Partners shall have the right to participate in the portion of any such Proceeding or Tax Claim related to them at their own expense; and the Operating Partnership shall not settle, compromise and/or concede such portion of such Proceeding or Tax Claim without the prior written consent of the Protected Partners, which written consent shall not be unreasonably withheld, delayed or conditioned.
ARTICLE VII

AMENDMENT OF THIS AGREEMENT; WAIVER OF CERTAIN PROVISIONS
7.1
Amendment. This Agreement may not be amended, directly or indirectly (including by reason of a merger between the Operating Partnership and another entity), except by a written instrument signed by the Operating Partnership and the Protected Partners holding a majority of the Units held by all Protected Partners.
7.2
Waiver. Notwithstanding the foregoing, upon written request by the Operating Partnership, each Protected Partner, in its sole discretion, may waive the payment of any damages that is otherwise payable to such Protected Partner pursuant to Article IV hereof. Such a waiver shall be effective only if obtained in writing from the affected Protected Partner.
ARTICLE VIII

MISCELLANEOUS
8.1
Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.
8.2
Assignment. No party hereto shall assign its or his rights or obligations under this Agreement, in whole or in part, except by operation of law, without the prior written consent of the other parties hereto, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. Notwithstanding the foregoing: (i) the Operating Partnership may assign its rights and obligations under this Agreement to a direct or indirect successor (including a Successor Partnership), whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of the Operating Partnership; and (ii) in the event a Protected Partner transfers its Units in a transaction described in clause (ii) of the definition of “Protected Partner,” such transferee of such Units shall become a Protected Partner for purposes of this Agreement.
8.3
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Protected Partners and their respective successors and permitted assigns, whether so expressed or not. This Agreement shall be binding upon the Operating Partnership, and any entity that is a direct or indirect successor (including a Successor Partnership), whether by merger, transfer, spin-off or otherwise, to all or substantially all of the assets of the Operating Partnership (or any prior successor thereto as set forth in the preceding portion of this sentence), provided that none of the foregoing shall result in the release of liability of the Company and the Operating Partnership hereunder.
8.4
Captions. The Article and Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
8.5
Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the email address or telecopier number specified below:
(i)
if to the Company or the Operating Partnership, to:

c/o Broad Street Realty, LLC

7250 Woodmont Avenue, Suite 350

Bethesda, MD 20814

Attention: Michael Z. Jacoby

Facsimile: (301) 828-1201

Email: mjacoby@broadstreetrealty.com

with a copy to:

Morrison & Foerster LLP

2100 L Street, NW

Suite 900

Washington, D.C., 20037

Attention: David P. Slotkin and Andrew P. Campbell

Facsimile: (202) 887-0763

Email: dslotkin@mofo.com and andycampbell@mofo.com

(ii)
if to a Protected Partner, to the address on file with the Operating Partnership.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, emailed or faxed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a facsimile) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

8.6
Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
8.7
Governing Law. The interpretation and construction of this Agreement, and all matters relating thereto, shall be governed by the laws of the State of Delaware, without regard to the choice of law provisions thereof.
8.8
Consent to Jurisdiction; Enforceability.
(i)
This Agreement and the duties and obligations of the parties hereunder shall be enforceable against any of the parties in the courts of the State of Delaware. For such purpose, each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of such courts and agrees that all claims in respect of this Agreement may be heard and determined in any of such courts.
(ii)
Each party hereto hereby irrevocably agrees that a final judgment of any of the courts specified above in any action or proceeding relating to this Agreement shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
8.9
Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.
8.10
Costs of Disputes. Except as otherwise expressly set forth in this Agreement, the nonprevailing party in any dispute arising hereunder shall bear and pay the costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the prevailing party or parties in connection with resolving such dispute.
8.11
Confidential Information. Each Party agrees that the Tax returns and all related information of the other is highly confidential and shall not be disclosed to any person (including the other) for any reason except as contemplated by the Merger Agreement, the OP Agreement, or as otherwise required by law; provided that the Protected Partner shall disclose to the Operating Partnership under a confidentiality agreement reasonably acceptable to the Protected Partner such Tax returns and related information to allow the Operating Partnership to assess and comply with its obligations hereunder and participate in the contest of any Tax Claim or Proceeding.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company, the Operating Partnership and each Protected Partner have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

BROAD STREET REALTY, INC.
By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

BROAD STREET OPERATING PARTNERSHIP, LP
By:	BROAD STREET OP GP LLC, its general partner
By:	BROAD STREET REALTY, INC., its sole member

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

PROTECTED PARTNERS:

MICHAEL Z. JACOBY
By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Manager

THOMAS YOCKEY
By:	/s/ Thomas Yockey
Name:	Thomas Yockey
Title:	Member

LAMONT STREET PARTNERS, LLC
By:	/s/ Shane Sonneveldt
Name:	Shane Sonneveldt
Title:	Manager

ALEXANDER TOPCHY
By:	/s/ Alexander Topchy
Name:	Alexander Topchy
Title:	CFO